SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

American Access Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

AMERICAN ACCESS TECHNOLOGIES, INC.

6670 Spring Lake Road

Keystone Heights, Florida 32656

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held August 1, 2003

To our Stockholders:

The 2003 Annual Meeting of Stockholders (the “Annual Meeting”) of American Access Technologies, Inc. (the “Company”), will be held at 10:00 a.m. on August 1, 2003 at 6670 Spring Lake Road, Keystone Heights, Florida 32656, for the following purposes as more fully described in the accompanying Proxy Statement:

(1)	To elect the five directors;

(2)	To amend the 2000 Employee Stock Option Plan;

(3)	To amend the 2000 Director Stock Option Plan;

(4)	To ratify the grants of certain stock options; and

(5)	To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on June 4, 2003 will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. All stockholders are cordially invited to attend the Annual Meeting in person. Stockholders who are unable to attend the Annual Meeting in person are requested to complete and date the enclosed form of proxy and return it promptly in the envelope provided. Stockholders who attend the Annual Meeting in person may revoke their proxy and vote their shares in person. Stockholders attending the meeting whose shares are held in the name of a broker or other nominee who desire to vote their shares at the meeting should bring with them a proxy or letter from that firm confirming their ownership of shares.

By Order of the Board of Directors

/S/ JOHN E. PRESLEY
May 31, 2003	John E. Presley President

Please vote immediately. Stockholders whose shares are held in a brokerage account will be able to vote by Internet or telephone if such voting information is provided on the enclosed proxy card. All other stockholders should sign, date and return the proxy card. No postage is required if mailed in the United States.

Voting now will avoid the expense of a further solicitation.

AMERICAN ACCESS TECHNOLOGIES, INC.

6670 Spring Lake Road

Keystone Heights, Florida 32656

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held August 1, 2003

This Proxy Statement is furnished to the holders of Common Stock (the “Common Stock”), of American Access Technologies, Inc. (the “Company”) in connection with the solicitation by the Board of Directors of the Company of the enclosed proxy for use at the Annual Meeting of Stockholders to be held on August 1, 2003 (the “Annual Meeting”), or at any adjournment thereof. The purposes of the Annual Meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. As of the date of this Proxy Statement, the Board of Directors is not aware of any other matters which will come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named as proxies will vote on them in accordance with their best judgment.

Proxies for use at the Annual Meeting are being solicited by the Board of Directors of the Company. Proxies will be mailed to stockholders on or about June 4, 2003 and will be solicited chiefly by mail. The Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of Common Stock and will reimburse them for their reasonable expenses in so doing. Should it appear desirable to do so in order to ensure adequate representation of shares at the Annual Meeting, officers, agents and employees of the Company may communicate with stockholders, banks, brokerage houses and others by telephone, facsimile or in person to request that proxies be furnished. All expenses incurred in connection with this solicitation will be borne by the Company. The Company has no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserves the option of doing so if it should appear that a quorum at the Annual Meeting otherwise might not be obtained.

Revocability and Voting of Proxy

A proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed. Any stockholder who gives a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting. All proxies properly executed and returned will be voted in accordance with the instructions specified thereon. If no instructions are given, proxies will be voted FOR the election of the nominees of the Board of Directors and FOR Proposals No. 2, 3 and 4.

Record Date and Voting Rights

Only stockholders of record at the close of business on June 4 , 2003 are entitled to notice of and to vote at the Annual Meeting or at any adjournment thereof. On May 15, 2003, there were 6,059,129 shares of Common Stock outstanding. Each such share of Common Stock is entitled to one vote on each of the matters to be presented at the Annual Meeting. The holders of a majority of the voting rights outstanding represented by shares of Common Stock present in person or by proxy and entitled to vote, will constitute a quorum at the Annual Meeting.

Proxies marked “withheld” as to any director nominee or “abstain” or “against” as to a particular proposal and broker non-votes will be counted for purposes of determining the presence or absence of a quorum.

“Broker non-votes” are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. The effect of proxies marked “withheld” as to any director nominee or “abstain” or “against” as to a particular proposal and broker non-votes on each Proposal is discussed under each respective Proposal.

Beneficial Ownership of Capital Stock

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of May 15, 2003 by (i) each stockholder who is known by the Company to own beneficially more than five percent of the Company’s outstanding Common Stock, (ii) each current director and nominee for director of the Company, (iii) each of the Company’s executive officers named in the Summary Compensation Table, and (iv) by all executive officers and directors of the Company as a group. The information as to each person or entity has been furnished by such person or group.

	Shares Beneficially Owned (1)
Name and Address	Common Stock		Percentage
John E. Presley 6689 Shands Road Keystone Heights, Florida 32656	530,569	(2)	8.3%

Erik Wiisanen 6689 Shands Road Keystone Heights, Florida 32656	520,568	(2)	8.1%

Joseph F. McGuire 6670 Spring Lake Road Keystone Heights, Florida 32656	260,333		4.1%

Jerry J. Boyd P.O. Box 1149 Keystone Heights, Florida 32656	1,900		*

Lamar Nash 111 Riverside Avenue Jacksonville, FL 32202	25,000		*

M.S. Farrell, Inc. 67 Wall Street New York, NY 10005	495,910		7.6%

All directors and officers as a group (6 persons)	1,433,370		20.1%

*	Less than 2%

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes shares which can be acquired by each person by exercise of outstanding options or warrants within 60 days from May 15, 2003. The following sets forth the number of shares deemed to be beneficially owned which are the subject of such options and warrants.

John E. Presley – 353,334 shares, Erik Wiisanen – 343,333 shares, Joseph F. McGuire – 243,333 shares, Lamar Nash – 25,000 shares, all directors and officers as a group – 1,060,000 shares, and M.S. Farrell, Inc. – 495,910 shares.

Does not include options and warrants which are subject to approval of the stockholders as set forth in Proposals 2, 3 and 4 herein.

(2)	Includes 64,000 shares owned by the Company’s Profit Sharing Plan as of May 15, 2003. Messrs. Presley and Wiisanen are trustees of the Plan and have shared voting and investment power over such shares in such capacity.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Currently, there are five members of the Board of Directors. Directors are elected at each annual stockholders meeting to hold office until the next annual meeting or until their successors are elected and have qualified. Unless otherwise instructed, the proxy holders named in the enclosed proxy will vote the proxies received by them for the five nominees named below.

Each nominee has indicated that he is willing and able to serve as director if elected. If any nominee becomes unavailable for any reason before the election, the enclosed proxy will be voted for the election of such substitute nominee or nominees, if any, as shall be designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve.

The names and certain information concerning the four nominees for election as directors are set forth below. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

Vote Required

The five nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them, a quorum being present, shall be elected as directors. Only votes cast “FOR” a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instructions to the contrary. Broker non-votes and proxies marked “withheld” as to one or more nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.

The Nominees of the Board of Directors

The followings sets forth certain information about the nominees of the Board of Directors for election of directors at the Annual Meeting. Each of the nominees currently serves on the Board of Directors.

JOHN E. PRESLEY, age 64, Director of the Company since November 1998, President and CEO of the Company since April 12, 1999, and President of our wholly-owned subsidiary, Omega Metals, Inc. since March 9, 1981. Mr. Presley is a graduate registered professional Engineer. He graduated from the University of Florida in January of 1961 with a BSME and attended a number of Colleges for graduate work. He worked in many industries as an engineer and Manager before founding Omega metals in 1981.

ERIK WIISANEN, age 59, Vice President-Marketing of Omega, graduated from Cornell University in 1965. He worked in Banking as a Vice President of Barnett, until 1970 and was a representative for shipping interests until helping found the Company’s wholly-owned subsidiary, Omega Metals, in 1981. He was co-founder, President, and Chairman of the Board of Directors for a private kindergarten. He has been in charge of sales for Omega since 1981.

Mr. Wiisanen is the brother-in-law of Mr. Presley.

JOSEPH F. MCGUIRE, age 44, was hired by the Company on June 4, 2000. The Board of Directors appointed him Chief Financial Officer and Director on June 29, 2000. He has extensive experience in numerous Wall Street investment vehicles and has been a CFO in that environment for the past 13 years. He is a graduate of the University of Notre Dame. From 1998 until June 2000, he was Chief Financial Officer for Hirst Investment Management, Inc. From 1997 to 1998, CFO for MHR Fund Management; from 1995 to 1997, CFO for the Common Fund; from 1994 to 1995, CFO for Link Strategic Investors; and from 1989 to 1995, CFO for John Henry & Co., Inc. Prior to 1989, he held management positions with Dean Witter Reynolds, Paine Webber, Inc., and Price Waterhouse.

JERRY J. BOYD, age 53, became a member of the Board of Directors and Chairman of the Board’s Audit Committee in June 2002. Mr. Boyd earned a Bachelor’s of Science degree in Accounting from the University of Kentucky in 1971 and a Master’s of Business Administration from the University of Montana in 1996. He is a Certified Public Accountant in Florida, Montana, and Maryland, and is a member of the American Institute of Certified Public Accountants and Florida Institute of Certified Public Accountants. He is the current owner of Draper & Boyd CPA, PA in Keystone Heights, FL, and has owned accounting firms in Montana and Florida since 1981. From 1976-1981 he was an accountant for regional accounting firms in Virginia and Montana. He served as auditor for the U.S. Army Audit Agency from 1971-1976 and was a visiting instructor in accounting for two semesters at the University of Montana and Flagler College in Florida.

LAMAR NASH, age 56, became a member of the Board of Directors and the Audit Committee in January 2003 and a member of the Advisory Board in November 2001. Mr. Nash who is vice president and corporate marketing officer for The Haskell Co., a pre-eminent design-build general contracting firm operating throughout the Americas, contributes 30 years of business expertise to the Advisory Board. Nash is the chairman of the Florida First Capital Finance Corp., a former director of the Jacksonville, Florida Chamber of Commerce Committee of 100, past president of the Florida Economic Development Council, former co-owner of a small business with $5 million in annual sales, a member of the First Coast Manufacturers Association governmental affairs and Design-Build Institute of America public relations committees, and a licensed real estate broker.

Board Committees

The Board of Directors of the Company has a standing Audit Committee. The Board of Directors does not have a standing Nominating Committee. The entire board sits as the Compensation Committee. In 2003, the Board established a Governance Committee which will review corporate governance principles and practices and respond to recent regulatory initiatives in this area.

The Company adopted its current Audit Committee Charter at a meeting held on June 29, 2000. The principal functions of the Audit Committee are: (i) to select the Company’s independent auditors; (ii) to review with the independent auditors the scope and anticipated cost of their audit; and (iii) to receive and consider a report from the independent auditors concerning their conduct of the audit, including any comments or recommendations they might want to make in that connection. The Audit Committee met four times during the fiscal year ended December 31, 2002. Messrs. J.

Boyd (Chairman), Nash, and McGuire are the current members of the Audit Committee. Messrs. J. Boyd and Nash are “independent” as defined in the NASD listing standards.

Attendance at Meetings

During the fiscal year ended December 31, 2002, the Board of Directors held a total of four meetings. No member of the Board of Directors attended fewer than 75% of the meetings of the Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of the copies of Forms 3 and 4 and 5 thereto furnished to the Company, or written representations that no annual Form 5 reports were required, the Company believes that all filing requirements under Section 16(a) of the Securities Act of 1934, as amended (the “Exchange Act”) applicable to its directors, officers and any persons holding ten percent (10%) or more of the Company’s Common Stock were made with respect to the Company’s fiscal year ended December 31, 2002.

Director Compensation

Directors are paid $500 for meetings attended at our corporate headquarters and $250 for telephonic meetings. Reasonable travel and lodging expenses associated with directors’ meetings are reimbursed by the Company.

On January 10, 2000, the Board of Directors voted to implement a 2000 Director Stock Option Plan as incentive for continued and future service. Each director was awarded 50,000 options to purchase American Access stock at the January 10 closing price, automatically renewable each year on the anniversary date of the Board decision. Directors also are authorized to receive 10,000 options for serving as a Board committee chairman and 5,000 for serving as a member of a board committee. The Plan was approved by stockholders at the 2000 annual meeting. The Board allocated 300,000 shares to the Plan. On December 21, 2001, our stockholders voted to amend the 2000 Director Stock Option Plan and increased the total number of options available to 600,000, thus allowing grants in subsequent years when prior grants are outstanding and unexercised. A further amendment of the Plan is the subject of Proposal No. 3 in this proxy statement.

Certain Relationships and Related Transactions

In May and June 2000, the Company authorized loans to two directors, John E. Presley and Erik Wiisanen, who also are officers of American Access or its subsidiaries, and who collateralized the loans with personal assets unrelated to these transactions. The collateralized loans were to enable these directors to cover margin calls precipitated by a drop in the price of the Company’s common stock. On May 31, 2000, the two directors (one of whom is the Company’s president) each executed a promissory note and security agreement for $75,000 and $60,000 respectively, payable on or before December 31, 2000, with interest at 10%. In October 2000, the two directors executed additional promissory notes with identical terms for $10,000 each, payable on or before April 30, 2001. Each of these notes was extended to June 30, 2003. No interest has been paid on the notes receivable since inception and through December 31, 2002.

Executive Compensation

Report of the Compensation Committee on Executive Compensation

The Compensation Committee of the Board of Directors (the “Compensation Committee”) is composed of the Board of Directors and develops and oversees the Company’s executive compensation strategy. The Company’s executive compensation strategy is designed to facilitate recruiting and retaining highly qualified executives, supporting achievement of the Company’s business objectives and enhancing stockholder value. The Compensation Committee reviews, on an ongoing basis, all aspects of executive compensation. In addition, the Compensation Committee recommends for consideration and approval by all of the outside directors, the compensation for the Chief Executive Officer.

The Compensation Committee’s executive compensation philosophy is designed to address the needs of the Company, its executives and its stockholders. The executive compensation program is structured to:

•	Reinforce the importance of management’s focus on enhancing stockholder value;

•	Ensure alignment of management’s compensation with the annual and long-term performance of the Company;

•	Reward exceptional performance by means of competitive compensation opportunities; and

•	Enable the Company to attract and retain a highly qualified management team.

The three key elements of the Company’s compensation program are base salary, a management incentive bonus plan and long-term incentives, which consist of stock options.

SUMMARY COMPENSATION TABLE

The following table sets forth the total compensation paid to the Company’s chief executive officer and the other executive officers of the Company and its subsidiaries who received compensation of $100,000 or more during the fiscal year ended December 31, 2002 (the “named executive officers”).

		Annual Compensation				Long Term Compensation Awards
						Awards		Payouts
	Year	Salary ($)		Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/ SARs (#)(1)	All LTIP Payouts ($)	Other Compensation ($)
John E. Presley, President, Chief Executive Officer	2002 2001 2000	$ $ $	175,000 175,000 175,000	— — —	— — —	— — —	460,000 526,019 642,000	— — —	— — —

Erik Wiisenen, Vice President, Omega Metals	2002 2001 2000	$ $ $	125,000 125,000 125,000	— — —	— — —	— — —	455,000 526,018 266,870	— — —	— — —

Joseph F. McGuire, Chief Financial Officer	2002 2001	$ $	120,000 115,000	— —	— —	— —	210,000 293,333	— —	— —

(1)	Includes options subject to approval of stockholders as set forth in Proposals No. 2, 3 and 4 herein.

Employment Contracts

On May 2, 2002 the Company renewed employment agreements with John E. Presley, Erik Wiisanen, and Joseph F. McGuire at salary levels of $175,000, $125,000 and $120,000, respectively, through May 1, 2003. Messrs. Presley and Wiisanen were each issued 300,000 options to purchase the Company’s common stock at an option price of $1.00. Mr. McGuire was issued 50,000 options at the same price.

Change of Control Arrangements

The Company’s 2000 Employees Stock Option Plan and 2000 Director Stock Option Plan provide that in the event of a change in control as defined in the plans, all outstanding options under the plans will immediately become exercisable 100% for each participant.

Stock Options Granted in 2002

The following table sets forth the number of stock options granted to the executive officers named in the Summary Compensation Table in 2002.

Name	Number of Securities Underlying Options/SARs Granted(5)		% of Total Options/SARs Granted Employees in Fiscal Yr. (4)	Exercise Price		Expiration Date
John E. Presley	60,000 100,000 300,000	(1) (2) (3)	34.2%	$ $ $	0.78 0.78 1.00	July 1, 2007 July 1, 2007 May 2, 2007

Erik Wiisanen	55,000 100,000 300,000	(1) (2) (3)	33.8%	$ $ $	0.78 0.78 1.00	July 1, 2007 July 1, 2007 May 2, 2007

Joseph F. McGuire	60,000 100,000 50,000	(1) (2) (3)	15.6%	$ $ $	0.78 0.78 1.00	July 1, 2007 July 1, 2007 May 2, 2007

(1)	Options issued under the amended 2000 Employee Stock Option Plan.
(2)	Options issued under the amended 2000 Director Stock Option Plan.
(3)	Options issued under employment agreements.
(4)	Percentages are based on a total of 1,345,000 options granted to employees in 2002.
(5)	Includes options subject to approval of stockholders as set forth in Proposals No. 2, 3 and 4 herein.

Option Exercises in 2002 and Year-End Values

The following table sets forth the number of stock options held by the executive officers named in the Summary Compensation Table as of December 31, 2002 and the value of unexercised in-the-money options held which represents the positive difference between the exercise price and the market price at fiscal year end. No such executive exercised any options during 2002.

Name	Number of Unexercised Options Unexercised Options at Fiscal Year End		Value of Unexercised in-the-money Option Fiscal Year End
	Exercisable	Not Exercisable(1)	Exercisable	Not Exercisable
John E. Presley	353,334	1,424,685	-0-	-0-
Erik Wiisanen	343,333	904,555	-0-	-0-
Joseph F. McGuire	243,333	360,000	-0-	-0-

(1)	Includes options subject to approval of stockholders as set forth in Proposals No. 2, 3 and 4 herein.

Equity Compensation Plan Information as of December 31, 2002

The Company makes grants of options to purchase common stock of the Company individually and pursuant to its stock option plans. The Company has also used common stock and warrants to purchase common stock to pay consultants and advisors for services and to pay broker/dealers in connection with securities offerings. The following table gives information about outstanding equity compensation plans as of December 31, 2002. The table does not include any shares issuable upon exercise of the proposed additional shares under the 2000 Employee Stock

Option Plan, the 2000 Director Option Plan or the options which are the subject of Proposal 4 that may be approved the stockholders at the Annual Meeting.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans, (excluding securities reflected in column (a))
Plan category	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,305,000	$2.63	235,000
Equity compensation plans not approved by security holders(1)	2,512,736	$11.31	-0-
Total:	3,817,736	$8.34	235,000

(1)	The equity compensation plans which were not approved by stockholders provide for the issuance of shares of common stock or options to purchase shares of common stock for services rendered to the Company. Notes 13 and 14 to the Company’s financial statements included the Annual Report on Form 10-KSB for the year ended December 31, 2002 contain additional information on these plans.

PROPOSAL NO. 2

AMENDMENT OF THE 2000 EMPLOYEE STOCK OPTION PLAN

General

The Board of Directors amended the 2000 EMPLOYEE STOCK OPTION PLAN (the “Plan”), subject to stockholder approval at the Annual Meeting. The Plan was originally approved by the stockholders on June 29, 2000 and an amendment was approved by the stockholders on December 21, 2001. The proposed amendment would increase the number of shares available for issuance under the Plan from 1,000,000 to 1,520,000. Options to acquire 520,000 shares were issued under the Plan on July 1, 2002, subject to stockholder approval of the amendment to the Plan, at an exercise price of $.78 per share which was 44% above the closing price of our common stock on such date. The amendment also increased the number of options which could be granted to any participant in a calendar year from 100,000 to 500,000. Additional changes to the Plan made by this amendment are:

–	Cashless exercise of options by directors and officers is prohibited if determined to be contrary to law.

–	Payment of withholding tax due on exercise of options by stock has been eliminated.

If the stockholders do not approve the amendment of the Plan, the Company will not be able to make the proposed additional 520,000 shares available for issuance under the Plan, and the options to purchase such shares which were granted in 2002 subject to stockholder approval will not be able to be exercised, but the Plan will otherwise remain in effect.

The Board of Directors believes that the Plan has proven to be an important long-term incentive that is critical to enable the Company to attract and retain of qualified personnel and will encourage participants to focus on the long-term growth of stockholder value as well as promoting a closer identity of interest between participants and stockholders of the Company.

Description of the 2000 Employee Stock Option Plan

The following is a description of the material features of the 2000 Employee Stock Option Plan as amended.

Purpose of the Plan and Eligibility

The purpose of the Plan is to advance the interests of the Company and its stockholders by providing a means to attract, retain and reward employees (including employees who may be directors and officers), independent contractors and consultants of the Company and its subsidiaries with an added incentive to provide their services to the Company and to induce them to exert their maximum efforts towards the Company’s success. By thus encouraging participants and promoting their continued association with the Company, the Plan is expected to benefit the Company and its stockholders. In any fiscal year the maximum number of options which may be granted under the Plan to an individual is 500,000, subject to adjustments to reflect stock splits and dividends.

Shares Subject to the Plan

The Plan, as amended, authorizes the grant of stock options for up to 1,520,000 shares of the Company’s Common Stock. In the event of certain changes in the Company’s Common Stock such as recapitalization, reclassification, stock split, combination or exchange of shares, stock dividends or the like, appropriate adjustment will be made in the number and kind of shares available for issuance under the Plan and the option price per share. As of December 31, 2002, under the Plan options to purchase 1,350,000 shares of common stock have been granted (net of expired) or exercised and 170,000 options are available for future issuance. As of May 15, 2003, the closing price of a share of our common stock was $1.05.

Administration

The Plan is administered by the Compensation Committee of the Board of Directors of the Company. The Committee has the full and exclusive power to construe, interpret and administer the Plan, including, but not limited to, the authority to designate which eligible participants are to be granted options and to determine the type of award and the number of shares to be subject thereto and the terms and conditions thereof, consistent with the terms of the Plan. The Committee is also authorized to adopt, amend and revoke rules relating to the administration of the Plan.

Awards Under the Plan

The Plan provides that the Committee may grant or issue stock options pursuant to a written agreement and may contain such terms as the Committee determines. Subject to the provisions of the Plan, the Committee has the sole and complete authority to determine the eligible employees, consultants and advisors for each award and the terms and conditions thereof.

Stock Options provide for the right to purchase shares of Company Common Stock at a specified price as determined by the Committee, provided that the exercise price per share of an incentive stock option may not be less than 100% of the fair market value of a share as of the date the option is granted. Stock options granted under the Plan may be incentive stock options (“ISOs”) that are designed to comply with the provisions of Section 422 of the Internal Revenue Code (the “Code”) and will be subject to restrictions contained in the Code or nonqualified stock options (“NQSOs”). The maximum number of shares of Company Common Stock that may be issued or transferred upon the exercise of ISOs may not exceed the total number of shares available for grant under the Plan as set forth above under “Shares Subject to the Plan”. Stock options may be granted for any term specified by the Committee, provided that no option may be exercisable after ten years from the date of grant. The Committee may accelerate the exercisability of any option or portion thereof at any time. The Committee may provide in the option agreement that all or a part of the shares received by an optionee upon the exercise of a NQSO shall be restricted shares subject to any or all of the restrictions or conditions described below.

Reload Options are additional stock options granted to any optionee upon the exercise of options through the delivery of shares of Company Common Stock. Reload options (i) may be granted only with respect to the same number of shares as were surrendered to exercise the options, (ii) the exercise price per share of the reload options may not be less than 100% of the fair market value of a share as of the date the reload options are granted, and (iii) the reload options may not be exercisable on the later to occur of (a) the expiration of the term of the original options, or (b) ten years from the date of grant of the Reload Options.

Terms of Options

Exercise Price. The exercise price for each Option will be determined by the Committee, but will not be less than 100% of the fair market value of a share of Common Stock on the date of grant for any ISO. If an ISO is granted to a ten percent stockholder of the Company (as defined in the Plan), the exercise price will be at least 110% of the fair market value of a share on the date of grant.

Method of Exercise. Options will be exercisable in such manner as determined by the Committee. Payment of the exercise price for an Option may be made in cash, by certified check, or at the election of the Optionee, by delivering Company Stock or options with a fair market value meet the conditions specified in the Plan.

Limits on Exercisability. No Option will be exercisable after the expiration of ten years from the date an Option is granted (five years with respect to an ISO held by an Optionee who is a ten percent stockholder of the Company). Options will be exercisable at such times as determined by the Committee, but generally an Option will become exercisable as to one-third of the shares in the first year after grant, an additional one-third on the first anniversary of the date of grant and fully exercisable on the second anniversary of the date of grant. An option granted under the Plan will generally expire on the first to occur of: (i) conviction of a felony against the Company (ii) three (3) months after the date of a termination of employment or retention for any reason other than death or (ii) six (6) months after death of the optionee; provided that the Committee may specify in the document governing the option that an Option may be exercisable during a longer period.

Change In Control

In the event of a change in control as defined in the Plan, all options under the Plan will immediately become exercisable 100% for each participant.

New Plan Benefits

Future grants of options, if any, that will be made to eligible participants are subject to the discretion of the Committee and, therefore, are not determinable at this time. The following table reflects certain information about the 520,000 options which have been granted under the Plan in 2002.

Name and Position	Dollar Value(1)	Number of Options
John E. Presley	$27,000	100,000
Erik Wiisenan	$27,000	100,000
Joseph F. McGuire	$27,000	100,000
Executive Group	$101,250	375,000
Non-Executive Director Group	-0-	-0-
Non-Executive Officer Employee Group	$39,150	145,000

(1)	The amounts above assume a $1.05 closing stock price on May 15, 2003.

Amendment, Suspension and Termination

The outstanding options under the Plan may be wholly or partially amended or otherwise modified, or terminated at any time or from time to time by the Board of Directors of the Company or vote of the holders of a majority of the Company’s outstanding voting capital stock voting as a single class, provided that (i) no such amendment or modification may, without written consent of the participant, alter or impair any rights or obligations under any outstanding options under the Plan; and (ii) no amendment will be effective unless approved by the affirmative vote of the holders of a majority of securities of the Company present, or represented, and entitled to vote at a meeting of stockholders of the Company duly held within twelve months of the date of adoption where such amendment will: (a) increase the total number of shares reserved for the issuance under the Plan; or (b) materially change the standards of eligibility under the Plan; (c) materially increase the benefits which may accrue to participants under the Plan; or (d) be deemed by the Company’s counsel to result in the adoption of a new plan.

The Committee may amend, modify or terminate any outstanding award with the participant’s written consent at any time prior to payment or exercise in any manner not inconsistent with the terms of the Plan.

Transfer Restrictions

Except as otherwise determined by the Committee, no award shall be assignable or transferable except by will or the laws of descent and distribution, and no right or interest of any participant shall be subject to any lien, obligation or liability of the participant.

Securities Law Compliance

In the event that the shares to be acquired pursuant to the Plan are not covered by a then current registration statement under the Securities Act of 1933 (the “Securities Act”), and is not otherwise exempt, such shares will be restricted against transfer to the extent required by the Securities Act and the Committee may require any participant to represent in writing an intention to invest, rather than distribute, the shares.

Miscellaneous Provisions

The adoption of the Plan will not affect any other compensation or incentive plans in effect for the Company or any subsidiary. Nothing in the Plan guarantees continued employment for any participating employee. The Company and its subsidiaries reserve the right to remove, terminate or discharge any employee at any time and for any reason.

Federal Income Tax Consequences

The following is a brief summary of certain of the federal income tax consequences of certain transactions under the Plan based on federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

Tax Consequences to Participants

The Committee may grant both NQSOs and ISOs. With respect to an NQSO, in general: (i) no income will be recognized by an optionee at the time an NQSO is granted; (ii) at the time of exercise of an NQSO, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares if they are nonrestricted on the date of exercise; and (iii) at the time of sale of shares acquired pursuant to the exercise of an NQSO, any appreciation (or depreciation) in the value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

With respect to an ISO, no income generally will be recognized by an optionee upon the grant or exercise of an ISO. However, any excess of the fair market value of the shares at the time of exercise over the option price will be subject to the alternative minimum tax. If no disposition of shares issued to an optionee is made within two years after the date of grant or within one year after the transfer of the shares to the optionee, then upon the sale of the shares any amount realized in excess of the option price will be taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss.

If shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares if a sale or exchange) over the option price paid for the shares. Any further gain (or loss) realized by the optionee generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

Tax Consequences to the Company

To the extent that an employee recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the employee performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the tests of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” under the Code and is not disallowed by Section 162(m) of the Code.

Vote Required

Approval of Proposal No. 2 requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote, a quorum being present. A proxy marked “abstain” or “against” the proposal and broker non-votes will have the effect of a negative vote on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE AMENDMENT OF THE 2000 EMPLOYEE STOCK OPTION PLAN.

PROPOSAL NO. 3

AMENDMENT OF THE 2000 DIRECTOR STOCK OPTION PLAN

General

The Board of Directors amended the 2000 DIRECTOR STOCK OPTION PLAN (the “Plan”) subject to stockholder approval at the Annual Meeting. The Plan was originally approved by the stockholders on June 29, 2000 and an amendment was approved by the stockholders on December 21, 2001. The proposed amendment would increase the number of shares available for issuance under the Plan from 600,000 to 900,000. This would cover options issued in 2002 . Additional changes to the Plan made by this amendment are:

–	Cashless exercise of options by directors is prohibited if determined to be contrary to law.

–	Payment of withholding tax due on exercise of options by stock has been eliminated.

If the stockholders do not approve the amendment of the Plan, the Company will not be able to make the proposed additional 300,000 shares available for issuance under the Plan, and the options to purchase such shares which were granted under the Plan in 2002 subject to stockholder approval will not be able to be exercised, but the Plan will otherwise remain in effect.

The Board of Directors believes that the Plan provides an effective means of attracting qualified individuals to serve on the Board of Directors as well as promoting a closer identity of interest between directors and stockholders of the Company.

The principal terms of the Plan as amended are summarized below.

Shares Subject to the Plan

The Plan, as amended, authorizes the grant of stock options for up to 900,000 shares of the Company’s Common Stock. In the event of certain changes in the Company’s Common Stock such as recapitalization, reclassification, stock split, combination or exchange of shares, stock dividends or the like, appropriate adjustment will be made in the number and kind of shares available for issuance under the Plan and the option price per share. As of December 31, 2002, under the Plan options to purchase 835,000 shares have been granted (net of expired) or exercised and 65,000 options are available for future issuance. As of May 15, 2003, the closing price of our common stock was $1.05.

Administration

The Plan is administered by the Compensation Committee of the Board of Directors of the Company. The Committee has the full and exclusive power to construe, interpret and administer the Plan. The Committee is also authorized to adopt, amend and revoke rules relating to the administration of the Plan.

Awards Under the Plan

The Plan provides for the issuance of options to each of our directors (including directors who are employees) to acquire 50,000 shares of Common Stock on July 1 of each year. Additionally, each chairman of a committee of the Board of Directors shall receive a grant of 10,000 stock options and each member of a committee shall receive a grant of 5,000 shares as of July 1 of each year. A director is to receive an option to acquire 10,000 shares upon his or her initial appointment to the Board of Directors. All options are required to be issued at 100% of the fair market value on the Company’s common stock on the date of grant.

New Plan Benefits

Grants of options under the Director Plan are made to on July 1 of each year and an initial grant upon first joining the Board of Directors. Accordingly, participants who will be subject to future grants are not determinable at this time. The following table reflects certain information about options which have been granted under the Plan in 2002 and anticipated to be granted on July 1, 2003 assuming the current directors of the Company will be the directors on July 1, 2003.

Name and Position	Dollar Value(4)	Number of Options Granted in 2002	Anticipated Number of Options to be Granted in 2003
John E. Presley	$16,200	60,000	60,000
Erik Wiisanen	$14,850	55,000	55,000
Joseph F. McGuire	$16,200	60,000	60,000
Jerry J. Boyd	$17,550	65,000	65,000
Lamar Nash	$ 8,100	30,000(3)	60,000
Executive Group(1)	$47,250	175,000	175,000
Non-Executive Director Group(2)	$25,650	95,000	125,000
Non-Executive Officer Employee Group	-0-	-0-	0-

(1)	Messrs. Presley, Wiisanen and McGuire are our executive directors.
(2)	Messrs. Boyd and Nash are our non-executive directors.
(3)	Granted January 2, 2003 on commencement date.
(4)	The amounts above assume a $1.05 closing stock price on May 15, 2003.

Options granted under the Plan

Stock Options granted under the Plan to directors who are employees shall be incentive stock options (“ISOs”) that are designed to comply with the provisions of Section 422 of the Internal Revenue Code (the “Code”) and will be subject to restrictions contained in the Code Options granted to non-employee directors will be nonqualified stock options (“NQSOs”). The maximum number of shares of Company Common Stock that may be issued under the Plan may not exceed the total number of shares available for grant under the Plan as set forth above under “Shares Subject to the Plan”. Stock options granted under the Plan are exercisable for five years from the date of grant. The Committee may accelerate the exercisability of any option or portion thereof at any time.

Reload Options are additional stock options granted to any optionee upon the exercise of options through the delivery of shares of Company Common Stock. Reload options (i) may be granted only with respect to the same number of shares as were surrendered to exercise the options, (ii) the exercise price per share of the reload options may not be less than 100% of the fair market value of a share as of the date the reload options are granted, and (iii) the reload options may not be exercisable on the later to occur of (a) the expiration of the term of the original options, or (b) ten years from the date of grant of the Reload Options.

Terms of Options

Exercise Price. The exercise price for each Option will be determined by the Committee, but will not be less than 100% of the fair market value of a share of Common Stock on the date of grant for any ISO. If an ISO is granted to a ten percent stockholder of the Company (as defined in the Plan), the exercise price will be at least 110% of the fair market value of a share on the date of grant.

Method of Exercise. Options will be exercisable in such manner as determined by the Committee. Payment of the exercise price for an Option may be made in cash, by certified check, or at the election of the Optionee, by delivering Company Stock or options with a fair market value meet the conditions specified in the Plan.

Limits on Exercisability. No Option will be exercisable after the expiration of ten years from the date an Option is granted (five years with respect to an ISO held by an Optionee who is a ten percent stockholder of the Company). Options will be exercisable at such times as determined by the Committee, but generally an Option will become exercisable as to one-third of the shares in the first year after grant, an additional one-third on the first anniversary of the date of grant and fully exercisable on the second anniversary of the date of grant. An option granted under the Plan will generally expire on the first to occur of: (i) conviction of a felony against the Company (ii) three (3) months after the date of a termination of employment or retention for any reason other than death or (ii) six (6) months after death of the optionee; provided that the Committee may specify in the document governing the option that an Option may be exercisable during a longer period.

Change In Control

In the event of a change in control as defined in the Plan, all options under the Plan will immediately become exercisable 100% for each participant.

Amendment, Suspension and Termination

The outstanding options under the Plan may be wholly or partially amended or otherwise modified, or terminated at any time or from time to time by the Board of Directors of the Company or vote of the holders of a majority of the Company’s outstanding voting capital stock voting as a single class, provided that (i) no such amendment or modification may, without written consent of the participant, alter or impair any rights or obligations under any outstanding options under the Plan; and (ii) no amendment will be effective unless approved by the affirmative vote of the holders of a majority of securities of the Company present, or represented, and entitled to vote at a meeting of stockholders of the Company duly held within twelve months of the date of adoption where such amendment will: (a) increase the total number of shares reserved for the issuance under the Plan; or (b) materially change the standards of eligibility under the Plan; (c) materially increase the benefits which may accrue to participants under the Plan; or (d) be deemed by the Company’s counsel to result in the adoption of a new plan.

The Committee may amend, modify or terminate any outstanding award with the participant’s written consent at any time prior to payment or exercise in any manner not inconsistent with the terms of the Plan.

Transfer Restrictions

Except as otherwise determined by the Committee, no award shall be assignable or transferable except by will or the laws of descent and distribution, and no right or interest of any participant shall be subject to any lien, obligation or liability of the participant.

Securities Law Compliance

In the event that the shares to be acquired pursuant to the Plan are not covered by a then current registration statement under the Securities Act of 1933 (the “Securities Act”), and is not otherwise exempt, such shares will be restricted against transfer to the extent required by the Securities Act and the Committee may require any participant to represent in writing an intention to invest, rather than distribute, the shares.

Miscellaneous Provisions

The adoption of the Plan will not affect any other compensation or incentive plans in effect for the Company or any subsidiary. Nothing in the Plan guarantees continued employment for any participating employee. The Company and its subsidiaries reserve the right to remove, terminate or discharge any employee at any time and for any reason.

Federal Income Tax Consequences

The following is a brief summary of certain of the federal income tax consequences of certain transactions under the Plan based on federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

Tax Consequences to Participants

The Committee may grant both NQSOs and ISOs. With respect to an NQSO, in general: (i) no income will be recognized by an optionee at the time an NQSO is granted; (ii) at the time of exercise of an NQSO, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares if they are nonrestricted on the date of exercise; and (iii) at the time of sale of shares acquired pursuant to the exercise of an NQSO, any appreciation (or depreciation) in the value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

With respect to an ISO, no income generally will be recognized by an optionee upon the grant or exercise of an ISO. However, any excess of the fair market value of the shares at the time of exercise over the option price will be subject to the alternative minimum tax. If no disposition of shares issued to an optionee is made within two years after the date of grant or within one year after the transfer of the shares to the optionee, then upon the sale of the shares any amount realized in excess of the option price will be taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss.

If shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares if a sale or exchange) over the option price paid for the shares. Any further gain (or loss) realized by the optionee generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

Tax Consequences to the Company

To the extent that an employee recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the employee performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the tests of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” under the Code and is not disallowed by Section 162(m) of the Code.

Vote Required

Approval of Proposal No. 3 requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote, a quorum being present. A proxy marked “abstain” or “against” the proposal and broker non-votes will have the effect of a negative vote on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE AMENDMENT OF THE 2000 DIRECTOR STOCK OPTION PLAN.

PROPOSAL NO. 4

PROPOSAL TO RATIFY THE GRANT OF CERTAIN STOCK OPTIONS

The Board of Directors has granted certain stock options to persons who are officers and/or directors as specified below. Such options were not granted under the 2000 Employee Stock Option Plan or the 2000 Director Stock Option Plan. The Company is requesting that the stockholders ratify such grants pursuant to the Company’s listing agreement with NASDAQ. The following table set forth the name and title of the optionee, number of shares of each grant, the date of each grant, the exercise price, expiration date and the closing price of the Company’s Common Stock on the day of grant. In the event the grants are not ratified by the stockholders at the Annual Meeting the options will not be able to be exercised.

Name and Title	No. of Options	Date of Grant	Exercise Price	Expiration Date	Market Price at Date of Grant
John E. Presley, President, Chief Executive Officer Director	150,000 150,000 332,000 332,685 300,000	July 15, 1999 January 10, 2000 December 5, 2000 April 9, 2001 May 2, 2002	$22.00 $ 8.00 $ 2.25 $ 2.25 $ 1.00	July 15, 2004 January 10, 2005 December 5, 2005 April 9, 2006 May 2, 2007	$18.13 $ 5.75 $ 1.75 $ 2.00 $ 0.54

Erik Wiisenan, Vice President, Omega Metals Director	111,870 332,685 300,000	December 5, 2000 April 9, 2001 May 2, 2002	$ 2.25 $ 2.25 $ 1.00	December 5, 2005 April 9, 2006 May 2, 2007	$ 1.75 $ 2.00 $ 0.54

Joseph E. McGuire, Chief Financial Officer Director	50,000 100,000 50,000	December 5, 2000 April 9, 2001 May 2, 2002	$ 2.25 $ 2.25 $ 1.00	December 5, 2005 April 9, 2006 May 2, 2007	$ 1.75 $ 2.00 $ 0.54

Wil Boyd, Vice President	25,000 50,000	December 5, 2000 April 9, 2001	$ 2.25 $ 2.25	December 5, 2005 April 9, 2006	$ 1.75 $ 2.00

Steve Robinson, Former Director	15,000	July 1, 2001	$ 2.25	July 1, 2006	$ 1.25

William Hadaway, Former Director	15,000 15,000	January 14, 2001 July 1, 2001	$ 2.25 $ 2.25	January 14, 2006 July 1, 2006	$ 1.25 $ 1.01

The following is a description of the material features of the foregoing options.

Terms of Options

The options allow the grantee to purchase the shares by cash payment of the exercise price at any time between the date of issuance and the expiration date. The options for Messrs. Presley, Wiisenan, McGuire and Boyd also provide that the grantee may exercise an option by surrender of the option for that number of shares of common stock determined by (i) multiplying the number of shares for which the option is being exercised by the positive difference between the per share exercise price the and closing market price of one share of the common stock on the trading day immediately preceding the exercise date (ii) dividing the product by the closing market price of one share of the common stock on the trading day immediately preceding the exercise date.

Tax Consequences to Participants

No income was recognized by an optionee at the time an option is granted. Upon exercise of an option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares if they are nonrestricted on the date of exercise.

Tax Consequences to the Company

To the extent that an employee recognizes ordinary income in the circumstances described above, the Company will be entitled to a corresponding deduction provided that, among other things, the income meets the tests of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” under the Code and is not disallowed by Section 162(m) of the Code.

Vote Required

Approval of Proposal No. 4 requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote, a quorum being present. A proxy marked “abstain” or “against” the proposal and broker non-votes will have the effect of a negative vote on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO RATIFY THE GRANT OF CERTAIN STOCK OPTIONS.

AUDIT COMMITTEE REPORT

The Audit Committee, comprised of Jerry J. Boyd (Chairman), Lamar Nash and Joseph F. McGuire, has reviewed and discussed with the Company’s management and Rachlin Cohen & Holtz LLP the audited consolidated financial statements of the Company contained in the Company’s Annual Report on Form 10-KSB for the Company’s 2002 fiscal year. The Audit Committee has also discussed with Rachlin Cohen Holtz LLP the matters required to be discussed pursuant to SAS No. 61 (Codification of Statements on Auditing Standards, AU Section 380), which includes, among other items, matters related to the conduct of the audit of the Company’s consolidated financial statements.

The Audit Committee has received and reviewed the written disclosures and the letter from Rachlin Cohen & Holtz LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with Rachlin Cohen & Holtz LLP its independence from the Company.

The Audit Committee has considered whether the provision of services other than audit services is compatible with maintaining auditor independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-KSB for its 2002 fiscal year for filing with the SEC.

SELECTION OF INDEPENDENT PUBLIC ACCOUNTS FOR 2003

Rachlin Cohen & Holtz LLP has audited the Company’s financial statements annually since the Company’s inception in 1996 and the Audit Committee has selected such firm as the Company’s independent auditors for the year ending December 31, 2003.

In the past, we have requested that our stockholders vote to ratify the appointment of our independent auditors for the year. This vote is only advisory, because the Board of Directors had (and the Audit Committee now has) the sole authority to hire and dismiss the independent auditors. We expect that new legal and regulatory requirements will increase audit and audit-related costs in 2003. We have not included an auditor ratification proposal this year because of the increased costs which would likely be required in the event that a new independent auditing firm was selected in 2003 due to the extra time and expense involved in familiarizing a new audit firm with the Company’s operations. Representatives of Rachlin Cohen & Holtz LLP are expected to be present at the Annual Meeting by telephone in order to answer appropriate questions and to make a statement if they desire to do so.

Fees related to services performed by Rachlin Cohen & Holtz LLP in 2002 were as follows:

Audit Fees	$66,361
Financial Information Systems Design and Implementation Fees	-0-
All Other Fees	17,214

Total	$88,442

STOCKHOLDER PROPOSALS

Any stockholder desiring to submit a proposal for action at the 2004 Annual Meeting of Stockholders and presentation in the Company’s Proxy Statement with respect to such meeting should arrange for such proposal to be delivered to the Company at its principal place of business no later than January 20, 2004 in order to be considered for inclusion in the Company’s proxy statement relating to that meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934, Rules and Regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer.

FINANCIAL INFORMATION AND ANNUAL REPORT ON FORM 10-KSB

The Company’s financial statements for the year ended December 31, 2002 are included in the Company’s Annual Report for the year ended December 31, 2002, which is being mailed to the Company’s stockholders with this Proxy Statement. Stockholders may obtain a copy of the complete Form 10-KSB and any exhibit included in the Form 10-KSB by requesting it in writing from Joseph F. McGuire, CFO, American Access Technologies, Inc., at 6670 Spring Lake Road, Keystone Heights, Florida 32656.

OTHER MATTERS

The Board of Directors is not aware of any other matters to come before the meeting. If any other matter not mentioned in this Proxy Statement is brought before the meeting, the proxy holders named in the enclosed Proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

By Order of the Board of Directors

/s/ JOHN E. PRESLEY
May 31, 2003	John E. Presley President

AMERICAN ACCESS TECHNOLOGIES, INC.

6670 Spring Lake Road

Keystone Heights, Florida 32656

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John E. Presley and Eric Wiisanen as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all of the shares of Common Stock of American Access Technologies, Inc. held of record by the undersigned on June 4, 2003 at the Annual Meeting of Stockholders to be held on August 1, 2003, or any adjournment or postponement thereof.

1)	ELECTION OF DIRECTORS

For all nominees listed below: ☐

Withhold authority to vote all nominees listed below: ☐

INSTRUCTION:

To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below.

John E. Presley

Eric Wiisanen

Joseph F. McGuire

Jerry J. Boyd

Lamar Nash

2)	PROPOSAL TO AMEND THE 2000 EMPLOYEE STOCK OPTION PLAN

For ☐                 Against ☐                 Abstain ☐

3)	PROPOSAL TO AMEND THE 2000 DIRECTOR STOCK OPTION PLAN

For ☐                 Against ☐                 Abstain ☐

4)	PROPOSAL TO RATIFY THE GRANT OF CERTAIN STOCK OPTIONS

For ☐                 Against ☐                 Abstain ☐

In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the nominees listed herein and FOR Proposals 2, 3 and 4.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated: ___________________, 2003

(signature)

(signature, if held jointly)

Please mark, sign, date and return the proxy card promptly using the enclosed envelope.